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                                                                    EXHIBIT 99.1

Item 7 - Exhibit

Union Bank of California, N.A. - (b) Bank as defined in Section 3(a)(6) of the Act.

HighMark Capital Management, Inc. -   (e) An investment adviser in accordance
with Rule 13d-1(b)(1)(ii)(E).